Exhibit 99.1

DAVIDsTEA Inc. Announces Second Quarter Fiscal 2015 Financial Results

Reports second quarter sales growth of 32% to C$32.8 million; comparable sales increase of 6.9%

Reports second quarter adjusted net loss of C$(1.6) million and adjusted fully diluted EPS of C$(0.07)

Raises FY15 outlook to reflect Q2 outperformance;

expects FY15 adjusted fully diluted EPS of C$0.35-C$0.39

MONTREAL, September 9, 2015 (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (Nasdaq:DTEA) today announced financial results for the thirteen weeks ended August 1, 2015.

For the thirteen weeks ended August 1, 2015:

•                  Sales increased by 32% to C$32.8 million from C$24.9 million in the second quarter of fiscal 2014. Comparable sales increased by 6.9%.

•                  Gross profit increased by 27% to C$16.1 million while gross profit as a percent of sales decreased to 49.0% from 51.0% in the second quarter of fiscal 2014. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact from the stronger U.S. dollar on U.S. dollar denominated purchases. On a constant currency basis, gross profit as a percent of sales was 51.5%.

•                  Selling, general and administration expenses (“SG&A”) increased to C$18.2 million from C$13.8 million in the second quarter of fiscal 2014. Excluding IPO-related and other one-time costs, SG&A increased to C$17.9 million from C$13.8 million in the second quarter of fiscal 2014. As a percent of sales, SG&A excluding these one-time costs decreased to 54.6% from 55.4%.

•                  Results from operating activities were C$(2.2) million as compared to C$(1.1) million in the second quarter of fiscal 2014. Excluding the impact of the IPO and other one-time costs, results from operating activities decreased to C$(1.9) million from C$(1.1) million in the second quarter of fiscal 2014.

•                  The Company opened 4 net new stores in the second quarter and ended the quarter with a total of 165 stores in Canada and the U.S. This represents an increase of 27% from the end of the second quarter of fiscal 2014.

•                  Adjusted EBITDA was C$0.2 million compared to C$0.5 million in the second quarter of fiscal 2014. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•                  Net loss was C$(52.1) million compared to C$(2.7) million in the second quarter of fiscal 2014. The decrease in net income in the second quarter is due to a $50.2 million non-cash loss associated with the embedded derivative on Series A, A-1 and A-2 preferred shares. In conjunction with the IPO transaction, all preferred stock was converted into common stock. As a result, this charge will not reoccur given the conversion of preferred shares. Adjusted net loss, which excludes IPO-related and other one-time costs in the second quarter of fiscal 2015 (see Reconciliation of IFRS basis to Adjusted net loss table), was C$(1.6) million compared to C$(1.4) million for the second quarter of fiscal 2014.

•                  Fully diluted income per common share was C$(2.73) compared to C$(0.22) in the second quarter of fiscal 2014. Adjusted fully diluted income per common share, which is adjusted net income on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was C$(0.07) per share compared to C$(0.06)per share in the second quarter of fiscal 2014.

Sylvain Toutant, President and Chief Executive Officer, stated: “We had a great second quarter, delivering a 32% increase in sales and our 24th consecutive comparable sales increase with growth of 6.9%. This strong sales performance across both new and existing stores once again demonstrates the strength of our concept with its broad, unique and innovative multi-channel offering, in an industry that is benefitting from consumer trends with wide demographic appeal.”

Mr. Toutant continued, “With a current base of 168 stores and North American potential for 550 stores, there is a long runway of growth ahead for DAVIDsTEA. We remain excited about our business and the many opportunities that we have to expand the brand and grow our top and bottom line, and are well positioned to deliver on both our near and longer term goals.”

For the twenty six weeks ended August 1, 2015:

•                  Sales increased by 30% to C$68.6 million from C$52.7 million in the comparable period in fiscal 2014. Comparable sales increased by 6.6%.

•                  Gross profit increased by 24% to C$35.1 million while gross profit as a percent of sales decreased to 51.2% from 53.9% in the comparable period in fiscal 2014. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact from the stronger U.S. dollar on U.S. dollar denominated purchases, as well as due to investments in supply chain. On a constant currency basis, gross profit as a percent of sales was 53.6%.

•                  Selling, general and administration expenses (“SG&A”) increased to C$39.3 million from C$27.1 million in the comparable period in fiscal 2014. Excluding IPO-related and other one-time costs, SG&A increased to C$34.9 million from C$27.1 million in the second quarter of fiscal 2014. As a percent of sales, SG&A, excluding these one-time costs, decreased to 50.9% from 51.4%.

•                  Results from operating activities were C$(4.1) million as compared to C$1.3 million in the comparable period in fiscal 2014. Excluding the impact of the IPO and other one-time costs, results from operating activities decreased to C$0.2 million from C$1.3 million in the comparable period in fiscal 2014.

•                  The Company opened 11 net new stores in the twenty six weeks ended August 1, 2015 and ended the period with a total of 165 stores in Canada and the U.S. This represents an increase of 27% from the comparable period in fiscal 2014.

•                  Adjusted EBITDA was C$4.2 million compared to C$4.4 million in the comparable period in 2014. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•                  Net loss was C$(145.3) million compared to C$(1.2) million in the comparable period in fiscal 2014. The decrease in net income in the first half of fiscal 2015 is due to a $140.9 million non-cash loss associated with the embedded derivative on Series A, A-1 and A-2 preferred shares. In conjunction with the IPO transaction, all preferred stock was converted into common stock. As a result, this charge will not reoccur given the conversion of preferred shares. Adjusted net loss, which excludes IPO-related and other one-time costs for the twenty six weeks ended August 1, 2015 (see Reconciliation of IFRS basis to Adjusted net loss table), was C$(0.5) million compared to C$(0.0) million for the comparable period in fiscal 2014.

•                  Fully diluted income per common share was C$(9.35) compared to C$(0.10) in the comparable period in fiscal 2014. Adjusted fully diluted income per common share, which is adjusted net income on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was C$(0.02) per share compared to C$(0.00) per share in the comparable period in fiscal 2014.

Balance sheet highlights as of August 1, 2015:

•                  Cash: C$62.7 million.

•                  Total liquidity (cash plus availability on a C$20.0 million revolver facility): C$82.7 million.

•                  Our initial public offering closed on June 10, 2015. Net proceeds to the Company, after IPO-related costs, were C$68.9 million, which were used to repay debt and for working capital and general corporate purposes.

Third Quarter and Fiscal 2015 Outlook:

For the third quarter of fiscal 2015, sales are expected to be in the range of C$34 million to C$35 million based on opening 17 new stores and assuming a comparable sales increase slightly above the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$1.0 million to C$1.3 million. Adjusted net loss is expected to be in the range of C$(0.8) million to C$(1.0) million, with an adjusted fully diluted loss per common share range of C$(0.03) to C$(0.04) on approximately 23.9 million estimated fully diluted weighted average shares outstanding.

For fiscal 2015, sales are expected to be in the range of C$173 million to C$176 million based on opening 40 net new stores for the full year and assuming a comparable sales increase slightly above the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$23 million to C$24 million. Adjusted net income, which excludes IPO-related and other one-time costs, is expected to be in the range of C$9 million to C$10 million, or C$0.35 to C$0.39 per share on approximately 26.3 million adjusted fully diluted common shares outstanding.

Conference Call Information:

A conference call to discuss the second quarter fiscal 2015 financial results is scheduled for today, September 9, 2015, at 4:30 p.m. Eastern Daylight Time. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share. Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share are not presentations made in accordance with IFRS, and the use of the terms Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share may differ from similar measures reported by other companies. We believe that Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share provide investors with useful information with respect to our historical operations. We present Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share allow for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges of the period or other one-time charges, such as depreciation, amortization, impairment costs, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit and non-recurring expenses relating to our initial public offering. These measures also function as benchmarks to evaluate our operating performance. Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income(loss) per share are not measurements of our financial performance under IFRS and should not be considered in isolation or as alternatives to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•                  Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share do not reflect changes in, or cash requirements for, our working capital needs;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s sales and growth prospects for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; and others set forth in the Company’s prospectus filed with the Securities and Exchange Commission on June 4, 2015. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a fast-growing branded beverage company, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories. As of August 1, 2015, the Company owned and operated 165 DAVIDsTEA stores throughout the United States and Canada. The Company is headquartered in Montréal, Canada.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited and in thousands of Canadian dollars]

	As at August 1, 2015 $	As at January 31, 2015 $

ASSETS
Current
Cash	62,733	19,784
Accounts and other receivables	2,093	2,355
Inventories	17,994	12,517
Income tax receivable	3,419	852
Prepaid expenses and deposits	5,544	3,050
Derivative financial instruments	2,013	—
Total current assets	93,796	38,558
Property and equipment	37,917	35,621
Intangible assets	2,076	1,669
Deferred income taxes	4,582	3,212
Total assets	138,371	79,060
LIABILITIES AND EQUITY/(DEFICIENCY)
Current
Trade and other payables	14,892	12,441
Deferred revenue	2,284	2,634
Income taxes payable	—	87
Current portion of provisions	35	258
Current portion of long-term debt and finance lease obligations	—	4,287
Total current liabilities	17,211	19,707
Deferred rent and lease inducements	4,925	4,137
Provisions	594	616
Long-term debt and finance lease obligations	—	6,142
Deferred income taxes	—	357
Loan from the controlling shareholder	—	2,952
Preferred shares — Series A, A-1 and A-2	—	28,768
Financial derivative liability embedded in preferred shares — Series A, A-1 and A-2	—	16,427
Total liabilities	22,730	79,106
Equity/(Deficiency)
Share capital	259,153	385
Contributed surplus	2,089	1,412
Deficit	(149,443)	(4,129)
Accumulated other comprehensive income	3,842	2,286
Total Equity/(Deficiency)	115,641	(46)
	138,371	79,060

INTERIM CONSOLIDATED STATEMENTS OF LOSS

AND COMPREHENSIVE LOSS

[Unaudited and in thousands of Canadian dollars, except share information]

	for the three months ended		for the six months ended
	August 1, 2015 $	July 26, 2014 $	August 1, 2015 $	July 26, 2014 $

Sales	32,781	24,878	68,625	52,676
Cost of sales	16,731	12,193	33,486	24,271
Gross profit	16,050	12,685	35,139	28,405
Selling, general and administration expenses	18,219	13,776	39,262	27,063
Results from operating activities	(2,169)	(1,091)	(4,123)	1,342
Finance costs	222	583	1,014	1,157
Finance income	(72)	(44)	(123)	(87)
Gain on derivative financial instruments	(164)	—	(164)	—
Accretion of preferred shares	87	252	401	454
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	50,169	671	140,874	162
Loss before income taxes	(52,411)	(2,553)	(146,125)	(344)
Provision for income tax (recovery)	(323)	135	(811)	904
Net loss	(52,088)	(2,688)	(145,314)	(1,248)
Other comprehensive loss
Change in fair value of derivative financial instruments	1,849	—	1,849	—
Provision for income tax on comprehensive income	(534)	—	(534)	—
Cumulative translation adjustment	815	(204)	241	(173)
Comprehensive loss	(49,958)	(2,892)	(143,758)	(1,421)
Loss per share
Basic	(2.73)	(0.22)	(9.35)	(0.10)
Fully diluted	(2.73)	(0.22)	(9.35)	(0.10)
Weighted average number of shares outstanding
— basic	19,057,409	11,958,314	15,536,182	11,958,168
— fully diluted	19,057,409	11,958,314	15,536,182	11,958,168

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited and in thousands of Canadian dollars]

	for the three months ended		for the six months ended
	August 1, 2015 $	July 26, 2014 $	August 1, 2015 $	July 26, 2014 $

OPERATING ACTIVITIES
Net loss	(52,088)	(2,688)	(145,314)	(1,248)
Items not affecting cash:
Depreciation of property and equipment	1,350	1,040	2,648	2,090
Amortization of intangible assets	142	147	265	286
Loss on disposal of fixed assets	292	—	292	—
Gain on derivative financial instruments	(164)	—	(164)	—
Deferred rent	284	275	482	420
Provision (recovery) for onerous contracts	(191)	—	(265)	—
Stock-based compensation expense	493	162	818	281
Amortization of financing fees	10	43	176	84
Accretion of preferred shares	87	252	401	454
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	50,169	671	140,874	162
Deferred income taxes (recovered)	673	(70)	688	(139)
	1,057	(168)	901	2,390
Net change in other non-cash working capital balances related to operations	(945)	(1,846)	(7,446)	(4,966)
Cash flows related to operating activities	112	(2,014)	(6,545)	(2,576)
FINANCING ACTIVITIES
Repayment of finance lease obligations	—	(78)	(552)	(155)
Proceeds of long-term debt	—	—	9,996	—
Repayment of long-term debt	(9,996)	(740)	(20,010)	(1,480)
Repayment of loan from controlling shareholder	(2,952)	—	(2,952)	—
Share issuance of common shares	59	40	59	40
Share issuance of Series A, A-1 and A-2 preferred shares	—	905	—	3,554
Initial public offering	79,370	—	79,370	—
Issuance costs paid on initial public offering	(9,996)	—	(10,548)	—
Financing fees	(52)	—	(171)	(112)
Cash flows related to financing activities	56,433	127	55,192	1,847
INVESTING ACTIVITIES
Additions to property and equipment	(3,190)	(1,603)	(5,030)	(2,551)
Additions to intangible assets	(400)	(96)	(668)	(320)
Cash flows related to investing activities	(3,590)	(1,699)	(5,698)	(2,871)
Increase (decrease) in cash	52,955	(3,586)	42,949	(3,600)
Cash, beginning of period	9,778	15,336	19,784	15,350
Cash, end of period	62,773	11,750	62,773	11,750

Reconciliation of Adjusted EBITDA

[Unaudited and in thousands of Canadian dollars]

	for the three months ended		for the six months ended
	August 1, 2015	July 26, 2014	August 1, 2015	July 26, 2014

Net loss	(52,088)	(2,688)	(145,314)	(1,248)
Finance costs	222	583	1,014	1,157
Finance income	(72)	(44)	(123)	(87)
Depreciation and amortization	1,492	1,187	2,913	2,376
Provision for income tax (recovery)	(323)	135	(811)	904
EBITDA	(50,769)	(827)	(142,321)	3,102

Additional adjustments
Stock-based compensation expense (a)	493	162	818	281
Stock-based compensation expense for cashless exercise (b)	—	—	4,052	—
Onerous contracts (c)	(191)	—	(265)	—
Deferred rent (d)	284	275	482	420
Gain on derivative financial instruments (e)	(164)	—	(164)	—
Loss on disposal of fixed assets (f)	292	—	292	—
Accretion of preferred shares (g)	87	252	401	454
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (h)	50,169	671	140,874	162
Adjusted EBITDA	201	533	4,169	4,419

(a) Represents non-cash stock-based compensation expense.

(b) Represents costs related to cashless exercise of options by former employees.

(c) Represents provision related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(d) Represents the extent to which our annual rent expense has been above or below our cash rent.

(e) Represents the non-cash gain on derivative financial instruments.

(f) Represents non-cash costs related to closure of one store due to termination of sub-lease.

(g) Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares converted automatically into common shares.

(h) Represents provision for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with the completion of our initial public offering, this liability converted into equity, which are reflected in our results for the quarter ended August 1, 2015.

Reconciliation of IFRS basis to Adjusted net income

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
	August 1, 2015	July 26, 2014	August 1, 2015	July 26, 2014

Net loss	(52,088)	(2,688)	(145,314)	(1,248)
Add: Stock-based compensation expense for cashless exercise (a)	—	—	4,052	—
Add: Finance costs related to preferred shares (b)	126	317	477	591
Remove: Gain on derivative financial instruments (c)	(164)	—	(164)	—
Add: Accretion of preferred shares (d)	87	252	401	454
Add: Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (e)	50,169	671	140,874	162
Add: Loss on disposal of fixed assets (f)	292	—	292	—
Add: Income tax expense adjustment (g)	(34)	—	(1,108)	—
Adjusted net loss	(1,612)	(1,448)	(490)	(41)

(a) Represents costs related to cashless exercise of options by former employees.

(b) Represents finance fees related to the preferred shares. Upon the completion of the initial public offering, we converted the liability associated with these preferred shares into equity.

(c) Represents the non-cash gain on derivative financial instruments.

(d) Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares converted automatically into common shares.

(e) Represents provision for the conversion feature of the Series A, A-1 and A-2 preferred Shares. In connection with the completion of our initial public offering, this liability converted into equity, which are reflected in our results for the quarter ended August 1, 2015.

(f) Represents non-cash costs related to closure of one store due to termination of sub-lease.

(g) Removes the impact of the stock-based compensation expense for cashless exercise on income taxes and non-cash costs related to store closures referenced in note (f).

Reconciliation of fully diluted weighted average common shares outstanding, as reported, adjusted fully diluted weighted average common shares outstanding

[Unaudited and in thousands of Canadian dollars, except per share]

	for the three months ended		for the six months ended
	August 1, 2015	July 26, 2014	August 1, 2015	July 26, 2014

Weighted average number of shares outstanding, fully diluted	19,057,409	11,958,314	15,536,182	11,958,168
Adjustments:
Adjustment for conversion of preferred shares Series A, A-1 and A-2 (a)	3,432,162	8,128,805	5,793,457	8,128,805
Initial public company share issuance (b)	1,441,577	3,414,261	2,433,368	3,414,261
Adjusted weighted average number of shares outstanding, fully diluted	23,931,148	23,501,380	23,763,007	23,501,234

Earnings per share, fully diluted - as reported	(2.73)	(0.22)	(9.35)	(0.10)

Adjusted earnings per share, fully diluted	(0.07)	(0.06)	(0.02)	(0.00)

(a) Reflects the impact of the conversion of Series A, A-1 and A-2 preferred shares into common shares, as if they had been available the entire period.

(b) Reflects the number of common shares issued in the initial public offering, as if they had been available the entire period.

Investor Contact

ICR Inc.

Farah Soi/Rachel Schacter

(203)-682-8200

investors@davidstea.com

Media Contact:

ICR, Inc.

Jessica Liddell/Julia Young

203-682-8200

pr@davidstea.com